SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*


                                   Yahoo! Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   984332-10-6
            -------------------------------------------------------
                                 (CUSIP Number)




         Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 5 pages

---------------------
CUSIP NO. 984332-10-6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
               SOFTBANK Holdings Inc.*
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [  ]
                                                                     (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
               Delaware
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF              13,922,842 Shares Common
    SHARES        --------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER
  OWNED BY
    EACH          --------------------------------------------------------------
 REPORTING         7.  SOLE DISPOSITIVE POWER
   PERSON                13,922,842 Shares Common
    WITH          --------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  13,922,842 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  32.30%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                  CO
--------------------------------------------------------------------------------




--------

* SOFTBANK Holdings Inc. is a wholly-owned subsidiary of SOFTBANK Corporation. Mr. Son is the President and Chief Executive Officer of, and owns directly and indirectly approximately 50% interest in, SOFTBANK Corporation.


                                Page 2 of 5 pages

---------------------
CUSIP NO. 984332-10-6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               SOFTBANK Corporation (IRS#: N/A)
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [  ]
                                                                     (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
               Japan
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF              13,922,842 Shares Common
    SHARES        --------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER
  OWNED BY
    EACH          --------------------------------------------------------------
 REPORTING         7.  SOLE DISPOSITIVE POWER
   PERSON                13,922,842 Shares Common
    WITH          --------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  13,922,842 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  32.30%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                  HC
--------------------------------------------------------------------------------



                                Page 3 of 5 pages

---------------------
CUSIP NO. 984332-10-6
---------------------
--------------------------------------------------------------------------------
 1.  NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

               Masayoshi Son (IRS#: N/A)
--------------------------------------------------------------------------------
 2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                     (a)  [  ]
                                                                     (b)  [  ]
--------------------------------------------------------------------------------
 3.  SEC USE ONLY


--------------------------------------------------------------------------------
 4.  CITIZENSHIP OR PLACE OF ORGANIZATION
               Japan
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER
  NUMBER OF              13,922,842 Shares Common
    SHARES        --------------------------------------------------------------
BENEFICIALLY       6.  SHARED VOTING POWER
  OWNED BY
    EACH          --------------------------------------------------------------
 REPORTING         7.  SOLE DISPOSITIVE POWER
   PERSON                13,922,842 Shares Common
    WITH          --------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
 9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  13,922,842 Shares
--------------------------------------------------------------------------------
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                      [  ]
--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  32.30%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON

                  IN
--------------------------------------------------------------------------------



                                Page 4 of 5 pages

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 17, 1998
                                    SOFTBANK HOLDINGS INC.


                                    By:   /s/ Stephen A. Grant
                                       -----------------------------------------
                                            Stephen A. Grant, Secretary


                                    SOFTBANK CORPORATION


                                    By:   /s/ Stephen A. Grant
                                       -----------------------------------------
                                            Stephen A. Grant, Attorney-in-Fact


                                    MASAYOSHI SON


                                    By:   /s/ Stephen A. Grant
                                       -----------------------------------------
                                            Stephen A. Grant, Attorney-in-Fact

















                                Page 5 of 5 pages